Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2016
Spokane Valley, WA- October 12, 2015 - Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended September 26, 2015.

For the first quarter of fiscal year 2016, Key Tronic expects to report revenue of approximately $126 million, which is in line with previous guidance. The Company had approximately $2.0 million of unanticipated expenses and impact on gross margin related to a single longstanding customer that requested a significant and immediate increase in production volumes for a new program at the start of the quarter and then later abruptly cancelled those orders. As a result, the Company expects earnings for the first quarter of fiscal year 2016 in the range of $0.06 to $0.08 per share, which is below previous guidance.

“While the sudden and unanticipated earnings impact from the unusual volatility in demand of a certain customer in the past quarter was disappointing, we expect to see an increase in earnings in the second quarter, as new programs continue to ramp and we continue to diversify our customer base,” said Craig Gates, President and Chief Executive Officer.

The Company plans to announce its complete results for the first quarter of fiscal year 2016, and more specific guidance for the second quarter of fiscal year 2016, on October 27, 2015.
About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2016. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts and materials from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.